Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”) is made and entered into by Charles S. Walker (“Employee”) and Live Nation Worldwide, Inc., formerly known as SFX Entertainment, Inc. (“Employer”). Employee and Employer are also parties to that certain Employment Agreement dated as of May 1, 2006 (the “Employment Agreement”).

1. CONSIDERATION FOR AGREEMENT FROM EMPLOYER

1.1 Employee’s employment with Employer is severed effective January 23, 2007 (the “Severance Date”).

1.2 In return for this Agreement and in full and final settlement, compromise and release of all of Employee’s claims (as described in Section 2 below), Employer agrees that, at Employer’s sole option, Employer will, within ten (10) days of the Severance Date, either (i) pay to Employee a cash lump sum severance payment in the amount of $537,200, less applicable federal and state withholding and all other ordinary payroll deductions, or (ii) cause twenty percent (20%) of all stock options previously granted to Employee, and not heretofore vested, to immediately vest, with such vested stock options under this clause (ii) to be exercisable by Employee for a period of three (3) months from the Severance Date. In addition to the foregoing, and in the ordinary course following the execution hereof, Employer shall also pay Employee (A) the amount of any unreimbursed business expenses incurred by Employee in the course of his employment and not reimbursed prior to the execution hereof, (B) any accrued but unused vacation pay and (C) Employee’s salary through the Severance Date.

1.3 Section 8(d)(1)(A) of the Employment Agreement provides that if Employer terminates the Employment Agreement for “Cause” or Employee terminates the Employment Agreement for “Good Reason” (as each such term is defined therein) then, among other things, any stock options granted to Employee pursuant to Section 3(f) of the Employment Agreement during the term of the Employment Agreement shall vest at a rate of twenty percent (20%) per year up to the date of termination. Notwithstanding the potential acceleration of vesting agreed to by Employer pursuant to Section 1.2 above, Employee and Employer hereby acknowledge and agree (i) that Employee is terminating his employment with Employer of his own volition in order to pursue other business opportunities; (ii) accordingly, the termination of the Employment Agreement is neither by Employer for “Cause” nor by Employee for “Good Reason,” and (iii) but for this Agreement, Employee would not be entitled to any additional compensation from Employer beyond those payments required by Section 8(c) of the Employment Agreement.

2. EMPLOYEE’S RELEASE OF CLAIMS

2.1 Except for the obligations created by this Agreement, Employee hereby irrevocably and unconditionally releases and forever discharges Employer and all of its past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (collectively, the “Employer Parties”) from any and all claims, demands, causes of action and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law or under any federal, state or local law, regulation or ordinance. Employee understands and agrees that this release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay, wages, commissions, bonuses, paid time off or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorneys’ fees, interest, court costs, physical or mental injury, damage to reputation and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.

2.2 Employee additionally hereby irrevocably and unconditionally releases and forever discharges the Employer Parties from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee’s hiring, employment with Employer, severance of employment with Employer, or any incident related thereto, including, without limitation, Employee’s treatment by Employer or any other person and the terms and conditions of Employee’s employment.

2.3 This release covers both claims that Employee knows about and those that Employee may not know about. Employee expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims, including, without limitation, claims otherwise protected under California Civil Code Section 1542 (“Section 1542”) or any other applicable similar state or federal law. Section 1542 provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

3. OTHER UNDERSTANDINGS, AGREEMENTS AND REPRESENTATIONS

3.1 Employee agrees that this Agreement binds Employee and also binds Employee’s spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest and all other persons and entities in privity with Employee. Employer agrees that this Agreement binds Employer and also binds Employer’s affiliates, subsidiaries, predecessors, successors, assigns, officers, directors and all other persons and entities in privity with Employer.

3.2 Each party agrees and represents that he or it will not make or cause to be made any derogatory, negative or disparaging statements, verbally, electronically, in writing or in any other form about the other (and, in the case of the Employer, its businesses or its employees).

3.3 Employee acknowledges that during the course of Employee’s employment with Employer, Employee had access to the confidential and proprietary information of Employer. Employee therefore agrees that for one (1) year following the Effective Date of this Agreement, Employee will not directly or indirectly, ask or encourage any employee(s) of Employer to leave their employment with Employer or solicit any current employee(s) of Employer for employment. Employee agrees that Employee will make any subsequent employer aware of this non-solicitation obligation.

3.4 Employee acknowledges that: (a) Employee received this Agreement on January 18, 2007 (the “Receipt Date”); and (b) Employee is hereby given ten (10) days from the Receipt Date (January 28, 2007) (the “Expiration Date”) to consider signing this Agreement (and Employee may, but is not required to, sign the Agreement at any time prior to the Expiration Date). The “Effective Date” of this Agreement shall be the date on which it is signed by Employee.

3.5 Each party agrees that, if any single section or clause of this Agreement should be found invalid or unenforceable, it shall be severed and the remaining sections and clauses enforced in accordance with the intent of this Agreement.

3.6 This Agreement contains the entire understanding between Employee and Employer and supersedes all prior agreements and understandings relating to the subject matter of this Agreement; provided, however, that any prior written agreements related to restrictive covenants and/or arbitration shall remain in full force and effect. This Agreement shall not be modified, amended or terminated unless such modification, amendment or termination is executed in writing by Employee and an authorized representative of Employer.

3.7 Employee acknowledges that during the course of Employee’s employment with Employer, Employee had access to the confidential and proprietary information of Employer. This confidential information includes sales lists, customer lists, pricing information, future business events and opportunities and other information Employer treats as confidential. Employee agrees that Employee will not disclose or use Employer’s confidential or proprietary information. Employee understands that Employer may seek from a court of competent jurisdiction an injunction to prohibit such disclosure. Employee agrees to return any and all property and/or information belonging to or relating to Employer or Employer’s business in Employee’s possession on or before the Severance Date. Further, to the extent Employee executed an agreement with Employer restricting Employee’s disclosure or use of Employer’s confidential or proprietary information, Employee hereby agrees to comply with Employee’s obligations set forth in such agreement.

3.8 This Agreement may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by either party in breach thereof.

3.9 Nothing in this Agreement shall be construed as an admission or any liability or any wrongdoing by any party to this Agreement. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

3.10 Employee represents and certifies that Employee: (a) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (b) has read this Agreement carefully; (c) has been given a fair opportunity to discuss and comment on the terms of this Agreement; (d) understands its provisions; (e) understands that Employee has the right to consult with an attorney; (f) has determined that it is in Employee’s best interest to enter into this Agreement; (g) has not been influenced to sign this Agreement by any statement or representation by Employer not contained in this Agreement; and (h) enters into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Severance Agreement and General Release as of the dates written below.

EMPLOYEE

Date: January 18, 2007	/s/ Charles S. Walker

Charles S. Walker

LIVE NATION WORLDWIDE, INC.

Date: January 18, 2007	By:	/s/ Michael Rapino

	Name: Title:	Michael Rapino President and Chief Executive Officer